Exhibit 99.1

MPG OFFICE TRUST COMPLETES
SALE OF PLAZA LAS FUENTES

LOS ANGELES, July 18, 2013 – MPG Office Trust, Inc. (NYSE: MPG) announced it completed the sale of the Plaza Las Fuentes office and retail property located in Pasadena, California to East West Bank and Downtown Properties Holdings.

The purchase price was $75.0 million. Net proceeds from the transaction were approximately $30 million (after repayment of debt and closing costs) and will be available for general corporate purposes.

MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which we operate and beliefs and assumptions made by management that involve risks and uncertainties that could significantly affect the financial results of the Company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “projects,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are generally not historical in nature.

These risks and uncertainties include, without limitation: risks associated with our ability to consummate the proposed merger and the timing of the proposed merger; risks associated with our liquidity situation, including our failure to obtain additional capital or extend or refinance debt maturities; risks associated with our failure to reduce our significant level of indebtedness; risks associated with the timing and consequences of loan defaults; risks associated with our loan modification and asset disposition efforts, including potential tax ramifications; risks associated with our ability to dispose of properties with potential value above the debt, if and when we decide to do so, at prices or terms set by or acceptable to us; general risks affecting the real estate industry

(including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the continued disruption of credit markets or a global economic slowdown; risks associated with the potential loss of key personnel (most importantly, members of senior management); risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Quarterly Report on Form 10-Q filed on May 9, 2013 and our Annual Report on Form 10-K filed on March 18, 2013 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558